Exhibit 10.11

Execution Version

CREDIT AGREEMENT

dated as of

March 8, 2019

among

AAC HOLDINGS, INC.,

as Borrower,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

SECTION 3.08	Subsidiaries	48
SECTION 3.09	Litigation; Compliance with Laws	48

i

ii

iii

SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.13	-	Sources and Uses
Schedule 3.18	-	Insurance
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.27	-	Intellectual Property
Schedule 5.17	-	Post-Closing Deliverables
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.03	-	Sale and Leaseback Transactions
Schedule 6.07	-	Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance

Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F	-	Form of Affiliate Subordination Agreement
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of Landlord Personal Property Collateral Access Agreement
Exhibit I	-	Form of Initial Budget

iv

CREDIT AGREEMENT, dated as of March 8, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among AAC HOLDINGS, INC., a Nevada corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this preamble having the meaning given to it in Article I) party hereto and CREDIT SUISSE AG (“Credit Suisse”), as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto, the “Collateral Agent”).

The Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount equal to $30,000,000. The proceeds of the Term Loans shall be used solely (i) to pay the Transaction Costs and (ii) for other general corporate purposes in accordance with Section 5.08.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) in the case of Term Loans, 1.00% and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of the definition of “Eligible Assignee” and Section 6.07, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified and (ii) any Controlled Physician Affiliate.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agency Fee Letter” shall mean the Agency Fee Letter, dated as of March 8, 2019, between the Borrower and Credit Suisse, as amended, restated, supplemented or otherwise modified from time to time.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Agreement Value” shall mean, for each Hedging Agreement, at the applicable time, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“All-In Yield” shall mean, with respect to any Indebtedness, the amount (as reasonably determined by the Administrative Agent) equal to the sum of (a) the margin above the Adjusted LIBO Rate applicable to such Indebtedness (which shall be increased by the amount by which any “LIBOR floor” applicable to such Indebtedness at the applicable time exceeds the Adjusted LIBO Rate at such time), plus (b) the quotient obtained by dividing (i) the amount of any upfront fees on such Indebtedness by (ii) the lesser of (x) the Weighted Average Life to Maturity and (y) four; provided that “All-In Yield” shall not include structuring fees, underwriting fees, commitment fees, arranger fees and any fees not paid to all providers of such Indebtedness pro rata.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate applicable for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, solely for purposes of determining the Adjusted LIBO Rate for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any Person who takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates) (“ICE LIBOR”) as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the respective definitions thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Amendment and Waiver No. 1” shall mean Amendment and Waiver No. 1, dated as of March 8, 2019, by and among the Loan Parties, Credit Suisse, as administrative agent, and the lenders party thereto, which shall, among other things, permit the incurrence by the Loan Parties of the Obligations and the Liens on the Collateral securing the Obligations and effectuate other amendments to the Existing Credit Agreement (as in effect immediately prior to the Closing Date).

“Applicable Margin” shall mean, for any day, (a) with respect to any Eurodollar Term Loan, 11.00% per annum and (y) with respect to any ABR Term Loan, 10.00% per annum.

“Approved Budget” shall mean the Initial Budget at all times until superseded by an Updated Budget, subject to the approval rights of the Required Lenders set forth in Section 5.18(a).

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) any lease or sub-lease of any real property or personal property, in each case in the ordinary course of business, (iii) any license or sublicense of intellectual property of the Borrower or any Subsidiary, in each case in the ordinary course of business, (iv) any sale, transfer or other disposition constituting the abandonment of intellectual property rights that, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries, in each case in the ordinary course of business, (v) any sale, transfer or other disposition consisting of the granting of Liens permitted by Section 6.02 and (vi) (A) any sale, transfer or other disposition consummated prior to the Closing Date, (B) for the fiscal year ending December 31, 2019, any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $100,000 individually or $500,000 in the aggregate for all such sales, transfers and other dispositions and (C) for the fiscal year ending December 31, 2020 and each fiscal year ending thereafter, any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $1,000,000 per fiscal year.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction permitted by Section 6.03, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction Procedures” shall mean the auction procedures with respect to Dutch Auctions reasonably satisfactory to the Borrower and the Administrative Agent.

“Available Liquidity” shall mean, at any time, the sum of (a) (i) the aggregate amount of all Revolving Credit Commitments outstanding at such time, minus (ii) the aggregate amount of L/C Disbursements at such time, minus (iii) the aggregate amount of all Revolving Loans outstanding at such time, plus (b) the aggregate amount of unrestricted cash and Permitted Investments of the Borrower and its Subsidiaries at such time. Each defined term used in this definition but that is not defined in this Agreement has the meaning assigned thereto in the Existing Credit Agreement as in effect on the date hereof.

“Backstop Lenders” shall mean Brightwood Capital Advisors, LLC, HG Vora Capital Management, LLC, Main Street Capital Corporation, CQS (UK) LLP, Capital Southwest Corporation and I-45 SPV LLC and each of their respective Related Funds.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan or an ABR Loan based on the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall mean any event or series of events by which:

(a) a “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive

(whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Incremental Term Loan Commitment in respect of any Other Term Loan.

“Closing Date” shall mean the date on which the conditions set forth in Section 4.02 shall have been satisfied or waived, which date is March 8, 2019.

“Closing Fee” shall have the meaning assigned to such term in Section 2.05(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment or Incremental Term Loan Commitment or commitment to make any Extended Term Loans, as the case may be.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit G.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period (including any franchise taxes imposed in lieu of income taxes and any income taxes), (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges, expenses or losses (including, but not limited to, impairment of goodwill or other intangible assets and exchange rate losses) of the Borrower or any of its Subsidiaries for such period (excluding any such charges, expenses or losses incurred that constitutes an accrual of or a reserve for cash charges for any future period); provided that this clause (iv) shall not include any write-downs or write-offs of, or reserves in respect of, of accounts receivable and/or similar add backs in reliance on this clause (iv) or in reliance on any other clauses in this paragraph (a), (v) any extraordinary, unusual, or non-recurring cash charges or expenses for such period (including without limitation, severance, retention bonuses or other similar one time compensation payments made to employees of the Borrower or any of its Subsidiaries) not to exceed $2,500,000, (vi) deferred compensation, stock-option or employee benefits-based and other equity-based compensation expenses for such period, (vii) [reserved], (viii) fees, costs and expenses in connection with any Investment, asset disposition (including any Asset Sale), issuance of Equity Interests or issuance, modification or refinancing of any Indebtedness for such period, in each case to the extent permitted under this Agreement and whether or not such transaction shall have been consummated, (ix) [reserved], (x) unrealized losses in respect of Obligations under Hedging Agreements for such period, (xi) any losses or expenses from discontinued operations or incurred in connection with the disposal of discontinued operations in accordance with GAAP for such period (or if not in accordance with GAAP as otherwise reasonably acceptable to the Administrative Agent), (xii) non-cash charges or amounts recorded in connection with purchase accounting under FASB Accounting Standards Codification Topic 805 (ASC 805), Business Combinations for such period, (xiii) non-cash purchase accounting adjustments relating to the writedown of deferred revenue (whether billed or unbilled) that are the result of accounting for any acquisition for such period, (xiv) the cumulative effect of a change in accounting principles to the extent permitted by Section 1.02(b) for such period, (xv) any expenses in connection with any litigation or claim involving the Borrower or its Subsidiaries for such period, (xvi) debt discount and debt issuance costs, fees, charges and commissions, in each case incurred in connection with Indebtedness permitted to be incurred under Section 6.01 (whether or not such Indebtedness has been incurred) for such period, (xvii) any losses or expenses incurred by the Borrower or its Subsidiaries in connection with establishing new or materially expanding existing Healthcare Facilities for a period of 6 months prior to the new establishment or material expansion of such Healthcare Facilities and continuing for 12 months after the new establishment or completed material expansion of such Healthcare Facilities, as reasonably determined in good faith by the Borrower, for such period, in an aggregate amount not to exceed, together with any add backs made pursuant to the succeeding clause (xviii), 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xvii) and the succeeding clause (xviii)), and (xviii) the amount of net cost savings, operating expense reductions and other operating improvements projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with any acquisition, disposition or restructuring by the Borrower or any Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Financial Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.04(c), certifying that (x) such cost savings and operating expense reductions are reasonably expected and factually supportable as determined in good faith by the Borrower, and (y) such actions are to be taken within 12 months after the consummation of the acquisition, disposition or restructuring, which is expected to result in such cost savings or expense reductions, (B) no cost savings and operating expense reductions shall be added pursuant to this clause (xviii) to the extent duplicative of any losses, expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (xviii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings and operating expense reductions and (D) the aggregate amount of add backs made pursuant to the foregoing clause (xvii) and this clause (xviii) shall not exceed 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to the foregoing clause (xvii) and this clause (xviii)), and minus (b) without duplication (i) to the extent included in determining such Consolidated Net Income, any extraordinary, unusual, or non-recurring cash gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP, (ii) unrealized gains in respect of Obligations under Hedging Agreements for such period and (iii) any gain from discontinued operations or any gain incurred in connection with the disposal of discontinued operations in accordance with GAAP for such period (or if not in accordance with GAAP as otherwise reasonably acceptable to the Administrative Agent); provided that, in each case, for any period the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including, for the avoidance of doubt, (i) any amounts of premium or penalty payable in connection with the payment of make-whole amounts or other prepayment premiums payable in connection with any Indebtedness of the Borrower or any of its Subsidiaries, and (ii) all commissions, discounts and other fees and charges owed in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary except that (x) the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (y) the net income of any Controlled Physician Affiliate shall be included in the determination of Consolidated Net Income for any period to the extent that any Loan Party has received cash payments under the management agreement with such Controlled Physician Affiliate during such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly-Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly-Owned Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets or properties is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Equity Interests, by contract or otherwise (including any member of the senior management group of any such Person), and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Physician Affiliate” shall mean any Person comprised of or constituting a physician group or healthcare practice in the business of providing health care services through employed or contracted health care professionals (a) as to which the Borrower or any Wholly-Owned Subsidiary has the option to require a transfer of all of the Voting Equity Interests of such group or practice to itself or a nominee, (b) with which the Borrower or any Wholly-Owned Subsidiary has a long-term business agreement to provide management services to such group or practice and (c) the Voting Equity Interests of which cannot, pursuant to applicable Laws, or should not, in the reasonable good faith determination of the Borrower, be owned by the Borrower or any Wholly-Owned Subsidiary.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facility” shall mean the term loan facility provided for by this Agreement.

“Credit Suisse” shall have the meaning assigned to such term in the preamble.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02(a).

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries determined in accordance with GAAP.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time determined in accordance with GAAP, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has become the subject of a Bail-In Action or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory is the subject of any Sanctions.

“Discount” shall have the meaning assigned to such term in Section 2.23(b).

“Disqualified Institution” shall mean (a) any Person identified by name in writing to the Arrangers by the Borrower prior to the Closing Date, (b) any competitor of the Borrower and its Subsidiaries identified by name in writing to the Administrative Agent and the Lenders from time to time after the Closing Date by the Borrower and (c) any clearly and reasonably identifiable Affiliate of any Person referred to in clauses (i) or (ii) above solely on the basis of such Affiliate’s name; provided that a Disqualified Institution shall not include any bona fide fixed income investor, debt fund, investment vehicle or lending entity that is primarily engaged in, or that advises investors, funds, investment vehicles or other lending entities that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which a Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided, further, that no Disqualified Institution may become a Lender or otherwise participate in the Credit Facility without consent of the Borrower; provided, further, that any Disqualified Institution identified from time to time after the Closing Date shall not apply retroactively to disqualify any party that has previously acquired an assignment or participation interest in the Credit Facility; provided, further, that the parties hereto hereby understand and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to any Disqualified Institution.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Equity Interests which are common equity interests or otherwise not Disqualified Stock), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the ninety-first day after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date as in effect at the time such Equity Interest is issued, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date as in effect at the time such Equity Interest is issued.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dutch Auction” shall mean an auction conducted by the Borrower or any Subsidiary in order to purchase Term Loans as contemplated by Section 9.04(l), as applicable, in accordance with the Auction Procedures.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Percentage” shall mean, with respect to the prepayment required by Section 2.13(c) with respect to any fiscal year, if the Senior Secured Leverage Ratio as of the end of such fiscal year was (a) greater than 3.25:1.00, 75%, (b) equal to or less than 3.25:1.00 but greater than 2.75:1.00, 50% and (c) equal to or less than 2.75:1.00, 25%.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender and (d) any other Person (other than a natural person) approved by (x) the Administrative Agent and (y) except with respect to assignments when an Event of Default has occurred and is continuing or during the primary syndication of the Commitments and Loans to Persons identified to the Borrower prior to the Closing Date, the Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided that the Borrower shall be deemed to have consented to any proposed Eligible Assignee unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; provided, further, that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s

Affiliates (it being understood and agreed that assignments to the Borrower or a Subsidiary may be made pursuant to Section 9.04(l)), (ii) any Defaulting Lender or (iii) any Disqualified Institution.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to (a) protection of the environment or natural resources, (b) the presence, Release of, or exposure to Hazardous Materials, or (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, or the exposure to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any of its subsidiaries of any Equity Interests of the Borrower or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of the Borrower to management or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time, in each case within 270 days after such issuance or sale by the Borrower or any of its subsidiaries of any Equity Interests of the Borrower or any such subsidiary.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) the occurrence of any “reportable event” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure by any Plan to meet the minimum funding standard of Sections 412 and 430 of the Code or Section 302 and 303 of ERISA, in each case, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan, (e) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Sections 4041 and 4042 of ERISA, respectively, (g) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, (h) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (i) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any

Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA, respectively, (j) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), (k) the disqualification by the Internal Revenue Service of any Plan under Section 401(a) of the Code or the determination by the Internal Revenue Service that any trust forming part of any Plan fails to qualify for exemption from taxation under Section 501(a) of the Code, (l) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan or (m) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year (excluding any changes in working capital due to the effects of purchase accounting adjustments)) minus (b) the sum, without duplication, of (i) the amount of any Taxes paid in cash by the Borrower and the Subsidiaries with respect to such fiscal year (including any franchise taxes imposed in lieu of income taxes), (ii) Consolidated Interest Expense for such fiscal year paid in cash, (iii) the amount of any Capital Expenditures and Investments, to the extent permitted under this Agreement (whether or not such Capital Expenditure, Investment or acquisition shall have been consummated) and that are made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13 and/or mandatory prepayment of Existing Loans under Section 2.13 of the Existing Credit Agreement, but including any voluntary prepayments of Term Loans under Section 2.12 and/or voluntary prepayment of term loans outstanding under the Existing Credit Agreement pursuant to Section 2.12 of the Existing Credit Agreement to the extent they reduce scheduled repayments of Term Loans under Section 2.11 of the Existing Credit Agreement in such period) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) solely to extent representing a cash item actually paid in cash during such fiscal year, the amounts added back to Consolidated EBITDA during such fiscal year pursuant to clauses (v), (vi), (vii), (viii), (xv), (xvi) and (xvii) of the definition of Consolidated EBITDA, (vi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) and (viii) the aggregate amount of Restricted Payments made in cash during such fiscal year in accordance with Section 6.06(a)(i)(x); provided that this paragraph (b) shall not include intercompany Investments permitted under this Agreement.

“Excluded Assets” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes imposed in lieu of income Taxes, in each case by (i) the United States of America or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located, (ii) any jurisdiction with which such recipient has a present or former connection (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected security interests under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in a Loan Document) or (iii) in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a), (d) any backup withholding tax that is required by the Code to be withheld from amounts payable to it, and (e) any Taxes imposed by FATCA.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of June 30, 2017 (as amended by the Incremental Loan Assumption Agreement, dated as of September 25, 2017, the Incremental Loan Assumption Agreement, dated as of March 1, 2018 and Amendment and Waiver No. 1), among the Borrower, the lenders party thereto from time to time and Credit Suisse, as administrative agent and as collateral agent, as amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by Section 6.09(a).

“Existing Loans” shall mean the Loans (as defined in the Existing Credit Agreement).

“Exit Payment” shall have the meaning assigned to such term in Section 2.12(f).

“Extended Term Loans” shall mean any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.25.

“Extension” shall have the meaning assigned to such term in Section 2.25(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.25(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into thereto, or any law implementing an intergovernmental agreement or approach thereto.

“FCPA” shall have the meaning assigned to such term in Section 3.26.

“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, and (b) 0.00% per annum.

“Fees” shall mean the Administrative Agent Fees, the Closing Fee and any other fees required to be paid by any of the Loan Parties on the Closing Date pursuant to the Loan Documents or otherwise.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, each State thereof or the District of Columbia.

“Fronting Fee Letter” shall mean the Fronting Fee Letter, dated as of March 8, 2019, by and among the Borrower and Credit Suisse, as amended, restated, supplemented or otherwise modified from time to time.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(j).

“Government Official” shall mean (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or government-controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank).

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation of the primary obligor in respect of which such Guarantee is made (or, if less, the maximum amount of such Indebtedness or other obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Healthcare Authorizations” shall mean any and all permits, licenses, authorizations, certificates, certificates of need, and accreditations of third-party accreditation agencies and Nongovernmental Payors (a) necessary to enable the Borrower or any of its Subsidiaries to engage in the Healthcare Service Business, participate in and receive payment under plans of Nongovernmental Payors or otherwise continue to conduct its Healthcare Service Business or (b) required under any law relating to Persons engaged in the Healthcare Service Business.

“Healthcare Facility” shall mean any facility which provides inpatient or outpatient abuse treatment services for individuals with drug or alcohol addiction, any sober living facility and any facility which provides laboratory services that is owned, leased or operated by the Borrower or its Subsidiaries, and any ancillary business thereto.

“Healthcare Laws” shall mean, collectively, any and all current or future laws with respect to any healthcare regulatory matters, any Healthcare Authorizations, any Healthcare Facility and any Healthcare Service Business, and any rule, regulation, directive, order or decision promulgated or issued pursuant thereto, including without limitation: (a) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal

Anti-Kickback Statute (42 U.S.C. § 1320a 7(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, the healthcare fraud criminal provisions under HIPAA, and the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (c) HIPAA; (d) the Patient Protection and Affordable Care Act (P.L. 111-148), as amended by the Health Care and Education Reconciliation Act (P.L. 111-152) and the regulations promulgated thereunder; (e) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (f) Requirements of Law relating to the licensure, certification, qualification or authority to transact business relating to the provision of and/or payment for healthcare services; (g) the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) and the regulations promulgated thereunder; (h) laws related to the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (i) corporate practice of medicine laws and fee-splitting prohibitions; (j) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (k) the HITECH Act; (l) MHPAEA; and (m) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (m) as may be amended from time to time.

“Healthcare Service Business” shall mean a business, the majority of whose revenues are derived from arranging to provide or administering, managing or monitoring healthcare services, or any business or activity that is reasonably similar thereto (including, for the avoidance of doubt, a business providing inpatient or outpatient abuse treatment services for individuals with drug or alcohol addiction) or a reasonable extension, development or expansion thereof or ancillary thereto.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” shall have the meaning assigned to such term in Section 5.16(f).

“HITECH Act” shall have the meaning assigned to such term in Section 5.16(f).

“ICE LIBOR” shall have the meaning assigned to such term in the definition of “Alternate Base Rate”.

“Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean $0.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Term Loans” shall mean the term loans made by one or more Incremental Term Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans with terms and provisions identical to those of the Term Loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.01(a) or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (but limited to the lesser of the fair market value of such property and the outstanding principal amount of such Indebtedness), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (but only to the extent such general partner is obligated thereunder); provided that, notwithstanding anything to the contrary in the foregoing definition, Indebtedness shall exclude (1) ordinary course intercompany payables among the Borrower and its Subsidiaries, (2) right-of-use liabilities recorded in connection with ASU 2016-02, Leases, issued by FASB, solely to the extent such liabilities would not have constituted Indebtedness prior to giving effect to the application of ASU 2016-2 and (3) solely for the purposes of calculating any Senior Secured Leverage Ratio under this Agreement, any Attributable Indebtedness or any other lease obligation resulting from any Sale and Leaseback Transaction permitted pursuant to Section 6.03.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of the Borrower under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Budget” shall have the meaning assigned to such term in Section 4.02(p).

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of March 8, 2019, among the Administrative Agent, as the Senior Lien Representative (as defined therein), Credit Suisse, as the Junior Lien Representative (as defined therein), and each of the Loan Parties.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 3 months (or 1, 2, 6 or 12 months if agreed to by all Lenders) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interpolated Rate” shall mean the rate per annum which results from interpolating on a linear basis between (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the longest period (for which such rate per annum is available) which is less than such Interest Period and (b) the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the shortest period (for which such rate per annum is available) which exceeds such Interest Period, each as determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period.

“Investment” shall mean: (i) any direct or indirect purchase, redemption, retirement or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Equity Interests of any other Person (other than a Subsidiary Guarantor); (ii) any direct or indirect loan, guarantee, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Subsidiary Guarantor), including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (iii) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i) and (ii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Junior Capital” shall mean any common or preferred Equity Interests of the Borrower that do not (a) provide for scheduled payments of dividends (or other payments constituting a return on capital) in cash prior to the date that is 91 days after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date as in effect at the time of the issuance of such Equity Interests, or (b) become mandatorily redeemable (including at the option of the holder thereof) pursuant to a sinking fund obligation or otherwise prior to the date that is 91 days after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date as in effect at the time of the issuance of such Equity Interests.

“Landlord Personal Property Collateral Access Agreement” shall mean a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit H with such amendments or modifications as may be approved by the Collateral Agent.

“Law” shall mean any federal, state, local, national or supranational or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lender Parties” shall have the meaning given such term in Section 9.24.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person (other than a natural person) that has become a party hereto pursuant to an Assignment and Acceptance and (c) any Person (other than a natural person) that has become a party hereto pursuant to an Incremental Loan Assumption Agreement.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to ICE LIBOR as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall any operating lease, any license of intellectual property or any agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Agency Fee Letter, the Work Fee Letter, the Fronting Fee Letter, the Security Documents, each Incremental Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), the Intercreditor Agreement, any other document executed in connection with any of the foregoing and together with all schedules, exhibits, annexes and other attachments thereto.

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Term Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of any Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse change in, or a material adverse effect upon, the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” shall mean (a) Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $15,000,000 and (b) any Indebtedness outstanding under the Existing Credit Agreement. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Material Subsidiary” shall mean any Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates more than 5% of Consolidated EBITDA on a pro forma basis for the four (4) fiscal quarter period most recently ended or (b) has total assets (including Equity Interests in other Subsidiaries and excluding Investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis as of the end of the most recent four (4) fiscal quarters; provided, however, that if at any time there are Subsidiaries which are not classified as “Material Subsidiaries” but which collectively (i) generate more than 10% of Consolidated EBITDA on a pro forma basis or (ii) have total assets (including Equity Interests in other Subsidiaries and excluding Investments that are eliminated in consolidation) of equal to or greater than 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, then the Borrower shall promptly designate one or more of such Subsidiaries as Material Subsidiaries and cause any such Subsidiaries to comply with the provisions of Section 5.12 such that, after such Subsidiaries become Subsidiary Guarantors hereunder, the Subsidiaries that are not Subsidiary Guarantors shall (A) generate less than 10% of Consolidated EBITDA and (B) have total assets of less than 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Medicaid” shall mean that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Sections 1396, et seq. of Title 42 of the United States Code.

“Medicare” shall mean that government-sponsored insurance program under Title XVIII, P.L. 89-97 of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth on Sections 1395, et seq. of Title 42 of the United States Code.

“MHPAEA” shall have the meaning assigned to such term in Section 5.16(f).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or Section 5.17.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(g), Section 5.12 or Section 5.17, each substantially in the form of Exhibit E (with such changes as are reasonably consented to by the Collateral Agent to account for local law matters) or in such other form as is reasonably satisfactory to the Collateral Agent and the Borrower.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates is contributing or has an obligation to contribute.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or any Recovery Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, reasonable legal fees, transfer and similar taxes, reasonable real estate due diligence fees or expenses, and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any retained liabilities associated with such Asset Sale, including under any indemnification obligations or in respect of any purchase price adjustments (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than (x) any such Indebtedness assumed by the purchaser of such asset other than repayments of revolving debt, except to the extent that the commitments with respect thereto are correspondingly decreased and/or (y) Indebtedness outstanding under the Existing Credit Agreement) which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds; provided that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the

Borrower and its Subsidiaries within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of delivery of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided, however, that the Borrower shall not be permitted to exercise such reinvestment right with respect to proceeds from (A) any Recovery Event, unless the Administrative Agent receives evidence reasonably satisfactory to it and reasonably in advance of any such reinvestment that (x) such Recovery Event is in respect of a treatment center that has generated positive cash flow for the four consecutive quarter period ending as of the last day of the most recent fiscal quarter for which financial statements have been delivered to Lenders pursuant Section 5.04 and (y) the Borrower uses such proceeds to commence the rebuild, repair or restore such treatment center as soon as practicable after (but, in any event, within 180 days of) receipt of such proceeds and/or (B) any Asset Sale or related Asset Sales that, individually or in the aggregate, generate proceeds in excess of $5,000,000 and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.

“New Patient Report” shall have the meaning assigned to such term in Section 5.18(e).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Nongovernmental Payors” shall mean third-party payors (other than government reimbursement programs) that reimburse providers for healthcare goods and services rendered in the Healthcare Service Business, such as private insurers and managed care organizations.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor statute.

“Perfection Certificate” shall mean the Perfection Certificate delivered to the Administrative Agent pursuant to Section 4.02(f) dated as of the Closing Date.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) Investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s, or in the case of the United States Government, a rating of AA or higher;

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) Investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in Investments of the type described in clauses (a) through (d) above.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any Subsidiary.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, pumping, leaking, dumping, emptying, escaping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials or pollutant or contaminant).

“Releasing Party” shall have the meaning given such term in Section 9.24.

“Removal Effective Date” shall have the meaning assigned to such term in Article VIII.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Term Loan Commitments at such time; provided that the Loans and unused Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“S&P” shall mean S&P Global Ratings, or any successor thereto.

“Sanctions” shall have the meaning assigned to such term in Section 3.24.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreement and each of the other security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12 or Section 5.17.

“Senior Secured Debt” shall mean, at any time, Total Debt of the Borrower and the Subsidiaries that is secured by a Lien on the property or assets of the Borrower or the Subsidiaries.

“Senior Secured Leverage Ratio” shall mean, for any period, the ratio of Senior Secured Debt outstanding as of the last day of such period to Consolidated EBITDA for such period, in each case, calculated on a pro forma basis; provided that solely for purposes of Section 6.10:

(a) the calculation of Consolidated EBITDA for the Test Period ending as of June 30, 2019 shall be deemed to be Consolidated EBITDA for the fiscal quarter ending June 30, 2019 multiplied by four (4);

(b) the calculation of Consolidated EBITDA for the Test Period ending as of September 30, 2019 shall be deemed to be an amount equal to (x) the sum of Consolidated EBITDA for each of the fiscal quarters ending June 30, 2019 and September 30, 2019 multiplied by (y) two (2);

(c) the calculation of Consolidated EBITDA for the Test Period ending as of December 31, 2019 shall be deemed to be an amount equal to (x) (A) sum of Consolidated EBITDA for each of the fiscal quarters ending June 30, 2019, September 30, 2019 and December 31, 2019 divided by (B) three (3) multiplied by (y) four (4); and

(d) the calculation of Consolidated EBITDA for the Test Period ending as of March 31, 2020 and each fiscal quarter ending thereafter shall be the Consolidated EBITDA for the four-quarter period ending as of the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered to Lenders pursuant to Section 5.04.

“Solvent” shall mean, with respect to any Person (a) the fair value and present fair saleable value of the assets of such Person, at a fair valuation, will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (b) such Person, on a consolidated basis, has the ability to pay its debts and liabilities, (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured or due in the normal or usual course of business and (c) such Person, on a consolidated basis, does not have an unreasonably small amount of capital with which to conduct its business.

“Specified Financial Advisor” shall have the meaning assigned to such term in Section 5.19.

“Specified Term Loans” shall have the meaning assigned to such term in Section 2.12(f).

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” shall mean all unsecured Indebtedness of the Borrower and its Subsidiaries that (a) is expressly subordinated to the prior payment in full of the Obligations, (b) no part of the principal or interest of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment or otherwise) earlier than six months after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date as in effect at the time of the issuance of such unsecured Indebtedness and (c) that is evidenced by an indenture or other agreement reasonably satisfactory to the Administrative Agent in respect of subordination and related matters.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the aggregate equity or more than 50% of the aggregate Voting Equity Interests or more than 50% of the aggregate general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of the Borrower (including any Controlled Physician Affiliate).

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a) and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or other equity-based plan or arrangement providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs, transferees or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, in the Incremental Loan Assumption Agreement or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The original aggregate principal amount of the Term Loan Commitment on the Closing Date is $30,000,000.

“Term Loan Maturity Date” shall mean March 31, 2020.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Test Period” shall mean the four-quarter period ending as of the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered to Lenders pursuant to Section 5.04.

“Total Debt” shall mean, at any time, the total Indebtedness (including all paid in-kind interest capitalized pursuant to Section 2.06(d)) of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clauses (j) and (l) of the definition of such term, except, in the case of clause (l), to the extent of any unreimbursed drawings thereunder).

“Transaction Costs” shall mean fees and expenses payable in connection with clause (a) of the definition of the term “Transactions”.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder and (b) the payment of the Transaction Costs.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Updated Budget” shall have the meaning assigned to such term in Section 5.18(a).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time (including, for the avoidance of doubt, the Beneficial Ownership Regulation).

“Variance Report” shall have the meaning assigned to such term in Section 5.18(b).

“Variance Test Period” shall mean the four-week period ending as of the calendar week immediately prior to the calendar week in which a Variance Report is required to be delivered to Lenders pursuant to Section 5.18(b).

“Voting Equity Interests” of any Person shall mean any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Work Fee Letter” shall mean the Work Fee Letter, dated as of March 8, 2019, between the Borrower and Credit Suisse, as amended, restated, supplemented or otherwise modified from time to time.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” shall have the meaning assigned to such term in Section 2.23(b).

SECTION 1.02 Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof and consistent with financial statements delivered pursuant to Section 3.05(a). If at any time any change in GAAP would affect the computation of any financial ratio or any other covenant or requirements set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirements made before and after giving effect to such change in GAAP.

SECTION 1.03 Pro Forma Calculations.

All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that (a) are permitted or required by Regulation S-X under the Securities Act of 1933, as amended, (b) (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions that were believed to be reasonable at the time such assumptions were made and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent, or (c) are required by the definition of “Consolidated EBITDA.”

SECTION 1.04 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Incremental Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan Borrowing”).

SECTION 1.05 Designation as Senior Debt.

The Loans and other Obligations are hereby designated as “Senior Debt” and “Designated Senior Debt,” as applicable, for all purposes under the indenture or other agreement governing any Subordinated Debt.

ARTICLE II

The Credits

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is equal to the remaining available balance of the applicable Commitments.

(b) Subject to 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03 Borrowing Procedure.

In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing (or, solely in the case of a Eurodollar Borrowing on the Closing Date, one Business Day before such proposed Borrowing or such shorter period acceptable to the Administrative Agent), and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the day of a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, fax or other electronic transmission to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of three month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the accounts of each Lender maintained pursuant to paragraph (b) and the accounts of the Administrative Agent maintained pursuant to paragraph (c), the accounts maintained by the Administrative Agent shall control absent manifest error.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees.

(a) [Reserved].

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Agency Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) [Reserved].

(d) The Borrower agrees to pay to each Lender that is a party to this Agreement on the Closing Date for its own account, as fee compensation for the funding of such Lender’s Term Loans, a closing fee (a “Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Term Loans. Such Closing Fee will be structured as original issue discount and will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Lenders and/or the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances absent manifest error in the calculation of such Fees.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to (i) the Alternate Base Rate paid in cash plus (ii) the Applicable Margin paid in cash.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing paid in cash plus (ii) the Applicable Margin paid in cash.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest.

If (i) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, (ii) if any Event of Default under Section 7.01(b), 7.01(c), 7.01(g) or 7.01(h) has occurred and is continuing, or (iii) if any Event of Default under Section 7.01(a), 7.01(d), 7.01(e), 7.01(f), 7.01(i), 7.01(j), 7.01(k), 7.01(l), 7.01(m), 7.01(n), 7.01(o) or 7.01(p) has occurred and is continuing and the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such Event of Default and for so long as such Event of Default is continuing or, in the case of clause (iii) above, from the date such vote has been exercised by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 3.50% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 3.50% per annum.

SECTION 2.08 Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being quoted will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments.

(a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date.

(b) Upon at least three Business Days’ prior irrevocable (subject to the following provisos below) written, fax or email notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments; provided that if such notice is for the termination of all of the then outstanding Term Loan Commitments, then the Borrower may revoke such notice and/or extend the termination date by not more than five Business Days’ written notice; provided, further, that a notice of voluntary termination or reduction hereunder may state that such notice is conditional upon the consummation of a certain transaction, the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of termination or reduction, as the case may be, may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 1:00 p.m., New York City time, on the specified date of termination or reduction) if such condition is not satisfied; provided, however, that each partial reduction of the Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 (but only to the extent that Term Loan Commitments greater than such amounts are outstanding).

(c) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.

SECTION 2.10 Conversion and Continuation of Borrowings.

The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m.,

New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) [reserved]; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of three month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11 Repayment of Term Borrowings.

(a) [Reserved].

(b) [Reserved].

(c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, as the case may be, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.12(f) and Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12 Voluntary Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon (i) at least three Business Days’ prior written, fax or other electronically transmitted notice (or telephone notice promptly confirmed by written, fax or other electronically transmitted notice) before 1:00 p.m., New York City time, in the case of Eurodollar Loans, to the Administrative Agent or (ii) at least one Business Day prior written, fax or other electronically transmitted notice (or telephone notice promptly confirmed by written, fax or other electronically transmitted notice) before 1:00 p.m., New York City time, in the case of ABR Loans, to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(b) Voluntary prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and pro rata among the Class of Term Loans.

(c) [Reserved].

(d) [Reserved].

(e) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (subject to the following provisos below) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than one Business Day; provided, further, that a notice of voluntary prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 1:00 p.m., New York City time, on the specified date of prepayment) if such condition is not satisfied; provided, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.12(f) and to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(f) In the event (x) all or any portion of the Term Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, the occurrence of the Term Loan Maturity Date, payments made following acceleration of the Term Loans or after an Event of Default) or (y) the Term Loans are accelerated after the occurrence of an Event of Default (including as a result of an Event of Default described in Section 7.01(g) or Section 7.01(h)), by operation of law or otherwise (any event described in clause (x) or (y), an “Exit Payment Triggering Event” and, the Term Loans so repaid, prepaid or accelerated, the “Specified Term Loans”), the Borrower shall be required to make a payment to the Lenders in an amount equal to 1.00% of the principal amount of the Specified Term Loans if such Exit Payment Triggering Event occurs on or prior to the date that is nine (9) months after the Closing Date; provided that such payment shall increase by an additional 1.00% on each 30th day after the end of such nine (9) month period (the “Exit Payment”). Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of any Event of Default, by operation of law or otherwise, the applicable Exit Payment will also be due and payable on such date and the Exit Payment shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. The premium payable above shall be presumed to be the liquidated damages sustained by each Lender and each of the Loan

Parties agree that it is reasonable under the circumstances currently existing. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EXIT PAYMENT IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that (A) the Exit Payment is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Exit Payment shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and each of the Loan Parties giving specific consideration in this transaction for such agreement to pay the Exit Payment; and (D) each of the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this clause (f).

SECTION 2.13 Mandatory Prepayments.

(a) [Reserved].

(b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale (including any Sale and Leaseback Transaction permitted pursuant to Section 6.03) or any Recovery Event, the Borrower shall apply 100% of the Net Cash Proceeds received therefrom to prepay outstanding Loans and other Obligations in accordance with Section 2.13(f).

(c) No later than the fifth Business Day after the date on which the financial statements with respect to such fiscal year (commencing with the fiscal year ending on December 31, 2019) are required to be delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans and other Obligations in accordance with Section 2.13(f) in an aggregate principal amount equal to the ECF Percentage of Excess Cash Flow for the fiscal year then ended; provided that any prepayment of outstanding Term Loans pursuant to this Section 2.13(c) in respect of any fiscal year shall only be required in the amount by which the Excess Cash Flow for such fiscal year exceeds $3,000,000.

(d) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance of Disqualified Stock or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans and other Obligations in accordance with Section 2.13(f).

(e) So long as the Senior Secured Leverage Ratio for the most recently ended Test Period is greater than 3.00:1.00, in the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 100% (or such lesser percentage required for the Senior Secured Leverage Ratio to be not greater than 3.00:1.00) of the Net Cash Proceeds therefrom to prepay outstanding Term Loans and other Obligations in accordance with Section 2.13(f).

(f) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata among the Term Loans.

(g) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.12(f), as applicable, and Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), (ii) subject any Agent or Lender to any Taxes (other than Indemnified Taxes, Excluded Taxes and Other Taxes) on its Loans, loan principal, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company and the calculation thereof in reasonable detail, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15 Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a

Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16 Breakage.

The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail the calculations of any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17 Pro Rata Treatment.

Except as required under Section 2.15 and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the applicable Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18 Sharing of Setoffs.

Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (other than pursuant to Section 9.04(l)), as to which the provisions of this Section 2.18 shall apply. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19 Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees, premium or other amounts) hereunder and under any other Loan Document in cash not later than 1:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. All payments received by the Administrative Agent after 1:00 p.m.,

New York City time, shall be deemed received on the next succeeding Business Day (in the Administrative Agent’s sole discretion) and any applicable interest, premium or fee shall continue to accrue. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate reasonably determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

(d) If an Event of Default shall have occurred and be continuing and shall not otherwise have been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.01, all payments or proceeds received by the Administrative Agent and the Collateral Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application of proceeds described in Section 6.05 of the Guarantee and Collateral Agreement.

SECTION 2.20 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without withholding or deduction for any Taxes unless required under applicable law; provided that, if the Borrower or any other Loan Party shall be required under applicable law to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholding or deductions of Indemnified Taxes or Other Taxes (including withholding or deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive as to such amount absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall furnish to the Borrower and the Administrative Agent, as applicable, two accurate and complete copies of (i) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) certifying exemption from or in reduction in the rate of U.S. federal withholding tax under an applicable treaty to which the United States is a party, (ii) U.S. Internal Revenue Service Form W-8ECI (or successor form) certifying that the income receivable pursuant to the Loan Documents is effectively connected with the conduct of a trade or business in the United States, (iii) U.S. Internal Revenue Service Form W-8IMY (or successor form), together with required attachments, certifying exemption from or reduction in the rate of U.S. federal withholding tax, (iv) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form) together with a statement that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or (v) forms other than those described in clauses (i) through (iv) as may be prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be necessary to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f) Each Lender that is not a Foreign Lender shall furnish to the Borrower and the Administrative Agent two accurate and complete copies of U.S. Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is not subject to U.S. backup withholding tax.

(g) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit in lieu of a refund in respect of any Taxes as to which it has been indemnified under this Section 2.20 or with respect to which any sum payable hereunder has been increased and paid by the Borrower under this Section 2.20, it shall pay to the Borrower an amount equal to such refund or credit in lieu of a refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes giving rise to such refund or credit in lieu of a refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to promptly repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to the Borrower or any other Person.

(h) The Administrative Agent and each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.21 Assignment of Commitments under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender is a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld, conditioned or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of or due to such Lender with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22 [Reserved].

SECTION 2.23 Incremental Loans.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request prior to the Term Loan Maturity Date, the establishment of Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, all of which must be Eligible Assignees. Such notice shall set forth (A) the amount of Incremental Term Loan Commitments being requested (which shall be in minimum increments of $500,000 and a minimum amount of $1,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (B) the date on which such Incremental Term Loan Commitments are requested to become effective and (C) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make additional Term Loans having the same terms as the Term Loans on the Closing Date or commitments to make term loans with terms different from the Term Loans on the Closing Date (the “Other Term Loans”).

(b) The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, subject to the Administrative Agent’s consent (not to be unreasonably withheld, conditioned or delayed), additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Person. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans made pursuant to clause (i) of Section 2.01(a), except as otherwise set forth herein or in the Incremental Loan Assumption Agreement, and any such terms not consistent with those of such Term Loans shall be reasonably satisfactory to the Administrative Agent. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans made pursuant to clause (i) of Section 2.01(a) and (iii) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans (increased by the amount that any “LIBOR floor” applicable to such Other Term Loans at the applicable time exceeds the Adjusted LIBO Rate at such time) and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “Discount”), the amount of such Discount divided by the lesser of (A) the Weighted Average Life to Maturity of such Other Term Loans and (B) four) exceeds the sum of the Applicable Margin then in effect for Eurodollar Term Loans plus one fourth of the Closing Fees paid pursuant to Section 2.05(d) in respect of the Term Loans made pursuant to clause (i) of Section 2.01(a) by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then each of the Initial Applicable Margin and the Additional Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied shall be required to be satisfied and (y) at the time of and immediately after such effectiveness, no Default or Event of Default under Section 7.01(b), (c), (g) or (h) shall have occurred and be continuing) and the Administrative Agent shall have received a certificate to that effect dated as of such date and executed by a Financial Officer of the Borrower, (ii) the Incremental Term Loans shall rank pari passu in right of payment and be equal with respect to security under the Loan Documents and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (iii) all fees and expenses owing in respect of such Incremental Term Loan Commitments to the Administrative Agent and the Lenders shall have been paid and (iv) except as otherwise specified in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each Incremental Term Lender) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, including, without limitation, amendments to the Mortgages, datedown endorsements to the title policies, flood zone determinations and the other deliverables, pursuant to Section 4.02(g).

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. With respect to Incremental Term Loans, this may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term

Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans reasonably required by the Administrative Agent to effectuate the foregoing shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement.

SECTION 2.24 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.25 Amend and Extend Transactions.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Term Loan Maturity Date of any Class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Term Loans to be extended (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) identify the relevant Class of Term Loans to which such Extension relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans requested to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accented such Extension Offer.

(b) It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Extension, unless otherwise agreed among the Borrower, the Administrative Agent and each applicable extending Lender, (iii) [reserved] and (iv) the terms of such Extended Term Loans shall comply with Section 2.25(c).

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lender and set forth in an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for Extended Term Loans pursuant to this Section 2.25; provided that (i) the final maturity date of any Extended Term Loan shall be no earlier than the Term Loan Maturity Date, (ii) (A) there shall be no scheduled amortization of Extended Term Loans and (B) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (iii) the Extended Term Loans will rank pari passu (or junior) in right of payment and with respect to security with the existing the Term Loans and the borrower and guarantors of the Extended Term Loans shall be the same as the Borrower and Subsidiary Guarantors with respect to the existing Term Loans, (iv) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Term Loan shall be determined by the Borrower and the applicable extending Lender and (v) to the extent the terms of the Extended Term Loans are inconsistent with the terms set forth herein (except as set forth in clause (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for Extended Term Loans pursuant to this Section 2.25 and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension, including, without limitation, amendments to the Mortgages, datedown endorsements to the title policies, flood zone determinations and the other deliverables, pursuant to Section 4.02(g). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for Extended Term Loans pursuant to this Section 2.25 may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension Offer, including any amendments necessary to establish Extended Term Loans as a new Class or tranche of Term

Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches) on terms consistent with this Section 2.25).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers.

The Borrower and each of its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except to the extent that the failure to possess such power and authority could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify or be in good standing could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02 Authorization; No Default.

The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of (x) any material law, statute, rule or regulation, or (y) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any material order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound (in each case which is material to the conduct of their business), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, in the case of this clause (ii) as could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired, created, developed or invented by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents and/or Liens permitted pursuant to Section 6.02(u)).

SECTION 3.03 Enforceability.

This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 3.04 Approvals and Consents.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or Person is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05 Financial Statements; Initial Budget.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal year ended December 31, 2017, audited by and accompanied by the opinion of BDO USA, LLP; December 31, 2017, audited by and accompanied by the opinion of BDO USA, LLP; and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2018. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof, in accordance with GAAP applied on a consistent basis, in all material respects. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, in all material respects, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) A true and complete copy of the Initial Budget, as agreed to with the Required Lenders as of the Closing Date, is attached hereto as Exhibit I.

SECTION 3.06 No Material Adverse Effect.

Since December 31, 2016, except as disclosed in the periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC prior to the Closing Date, there has been no event or circumstance that has had or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its tangible properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All such material tangible properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect and except where the failure of such compliance or leases to be in full force and effect could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all material leases.

(c) As of the Closing Date, the Borrower has not received any notice of, nor has any knowledge of, any pending or contemplated material condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) As of the Closing Date, none of the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08 Subsidiaries.

Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable (to the extent such concepts are applicable to the capital stock of Subsidiaries that are corporations) and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as disclosed in the periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC prior to the Closing Date, there are no actions, suits, investigations or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of a determination that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower and its Subsidiaries are in full compliance with the terms of the Permanent Injunction and Final Judgment, entered into on October 21, 2016, by and among the American Addiction Centers, Inc. (formerly known as Forterus, Inc.), Forterus Health Care Services, Inc., ABTTC and the Bureau of Medi-Cal Fraud and Elder Abuse.

(c) None of the Borrower or any of the Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their respective properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Nothing in the foregoing is to be construed as a representation or warranty with respect to Intellectual Property or noninfringement, which is the subject matter of Section 3.27.

(d) Certificates of occupancy and material permits are in effect for each Mortgaged Property as currently constructed.

(e) Each of the Borrower and the Subsidiaries has all permits, licenses, authorizations and all legally required accreditations (including, for the avoidance of doubt, all material Healthcare Authorizations) for the operation of its business, except where the failure to have any such licenses, authorizations or accreditations, could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Agreements.

None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.11 Federal Reserve Regulations.

(a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12 Investment Company Act.

None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds.

The Borrower will (a) use the proceeds of the Loans (other than Incremental Term Loans) for the purposes specified in Schedule 3.13 and (b) use the proceeds of Incremental Term Loans and Incremental Revolving Credit Loans only for the purposes specified in the applicable Incremental Loan Assumption Agreement.

SECTION 3.14 Tax Returns.

Each of the Borrower and the Subsidiaries has timely filed (or caused to be filed), or has timely requested an extension to file or has received an approved extension to file, all federal income and all other Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP and except any such filings or taxes, fees or charges, the failure of which to make or pay, could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.15 No Material Misstatements.

Any information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender, taken as a whole, in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto is complete and correct in all material respects and does not, as of the date on which such information, report, financial statement, exhibit or schedule was furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such information, report, financial statement, exhibit or schedule was made; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward-looking information, such forecast, projection or other forward-looking information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender have been prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time made and at the time made available to the Administrative Agent or any Lender; it being understood and agreed that projections are not a guarantee of financial performance and actual results may differ from projections and such differences may be material.

SECTION 3.16 Employee Benefit Plans.

With respect to each Plan, the Borrower is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations thereunder, except where such non-compliance could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect to the Borrower. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect to the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan in such amount that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification 715) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential Withdrawal Liability of the Borrower and its ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan is zero.

SECTION 3.17 Environmental Matters.

Except with respect to any matters that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of the Borrower, has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability or (v) has Released any Hazardous Materials or owned or operated any real property on which any Hazardous Materials are present, which, in either case, would reasonably be expected to require any investigation or remedial action by Borrower or of the Subsidiaries pursuant to any Environmental Law.

SECTION 3.18 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 3.18 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

SECTION 3.19 Security Documents.

(a) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (i) the Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (ii) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens (other than Permitted Liens described in Section 6.02(u)) and (iii) when financing statements in appropriate form are filed in the appropriate offices, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral in which a security interest may be perfected by filing (other than in respect of the Intellectual Property as set forth in clause (b) below), in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens (other than Permitted Liens described in Section 6.02(u)).

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the appropriate offices, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the registered Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens (other than Permitted Liens described in Section 6.02(u)) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, the Mortgages, if any, when delivered, are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate offices, the Mortgages shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens (other than Permitted Liens described in Section 6.02(u)).

SECTION 3.20 Location of Real Property and Leased Premises.

(a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries where any tangible personal property having a value in excess of $2,000,000 is located and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21 Labor Matters.

As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing. Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.22 Solvency.

Immediately after the consummation of the Transactions to occur on each of the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.23 Senior Indebtedness.

The Obligations constitute “Senior Debt” and “Designated Senior Debt,” as applicable, under the indenture or other agreement governing any Subordinated Debt then outstanding.

SECTION 3.24 Sanctioned Persons.

None of the Borrower or any Subsidiary or any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently the subject or target of any sanctions administered by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including Her Majesty’s Treasury) or any other relevant national or supra-national sanctions authority (collectively, “Sanctions”); and the Borrower will not, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Person to finance any activities or business of or with any Person that is the subject or target of any Sanctions, or in any Designated Jurisdiction, or otherwise in any manner that constitutes or would give rise to a violation of Sanctions by any Person, including any Lender.

SECTION 3.25 USA PATRIOT Act.

To the extent applicable, each Loan Party is in compliance with all laws or regulations concerning or relating to terrorism financing or money laundering, including the USA PATRIOT Act.

SECTION 3.26 Foreign Corrupt Practices Act.

Each of the Borrower and the Subsidiaries and their respective directors, officers, agents, employees and any Person acting for or on behalf of the Borrower or any Subsidiary, has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), and any other applicable anti-bribery, anti-terrorism or anti-corruption law, and it and they have not made, offered, promised or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment of anything of value to a Government Official while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (a) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (b) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (c) securing an improper advantage, in each case in order to obtain, retain, or direct business; and the Borrower will not, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Government Official while knowing or having a reasonable belief that all or some portion will be used for any of the purposes in clause (a), (b) or (c) above, or otherwise in any manner that constitutes or would give rise to a violation of the FCPA or any other applicable anti-bribery, anti-terrorism or anti-corruption law.

SECTION 3.27 Intellectual Property.

(a) Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each of the Borrower and the Subsidiaries own, or hold licenses in or sufficient rights to use, the Intellectual Property used in and necessary to the conduct of the business of the Borrower and each of the Subsidiaries as such business is currently conducted. Attached hereto as Schedule 3.27(a) (which the Borrower may amend from time to time provided that notice and copies thereof are provided to the Administrative Agent in accordance with Section 5.13 is a true, correct, and complete listing of all material (i) issued patents and patent applications, (ii) registered trademarks and trademark applications, (iii) registered domain names and (iv) registered copyrights and works for which an application to register the copyright has been filed, as to which the Borrower or any Subsidiary is the owner and which is used in and necessary to the conduct of the business of the Borrower and each of the Subsidiaries as such business is currently conducted. Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any Subsidiary know of any valid basis for any such claim. To the knowledge of each of the Borrower and the Subsidiaries, the conduct of the business of each of the Borrower and the Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b) To the knowledge of each of the Borrower and the Subsidiaries, on and as of the date hereof, there is no material violation by others of any right of the Borrower or any Subsidiary with respect to any Intellectual Property owned by the Borrower or any Subsidiary.

(c) The Borrower and each of the Subsidiaries have taken actions reasonably necessary to protect their respective material Intellectual Property owned by the Borrower or any Subsidiary, including, to the extent necessary, (i) protecting the secrecy and confidentiality of the confidential information and trade secrets of the Borrower and the Subsidiaries, (ii) taking commercially reasonable steps to prevent any trade secret of the Borrower or any Subsidiary from falling into the public domain and (iii) using commercially reasonable efforts to protect the secrecy and confidentiality of all software of which the Borrower or any Subsidiary is the owner.

(d) Each of the Borrower and the Subsidiaries has made all reasonably necessary payments, filings and recordations to protect and maintain its interest in material registered Intellectual Property used in the conduct of the business of each of the Borrower and the Subsidiaries as currently conducted in the United States of America or any other jurisdiction in which such material registered Intellectual Property is filed, including (i) making all necessary registration, maintenance, and renewal fee payments, and (ii) filing all reasonably necessary documents, including all applications for registration of copyright, trademarks and patents with respect to such material registered Intellectual Property.

(e) Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the Borrower and each of the Subsidiaries is in compliance with all agreements relating to the license or transfer of Intellectual Property to or from the Borrower or any Subsidiary.

SECTION 3.28 Healthcare Matters.

(a) Each of the Borrower and its Subsidiaries is in compliance with all Healthcare Laws applicable to it and its assets, business or operations, except such non-compliance that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the extent any of the following would violate any law applicable to the Borrower or any Subsidiary and except where such non-compliance could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, no officer, manager or, to Borrower’s knowledge, employee of Borrower or any Subsidiary or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Loan Party has: (i) had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a; (ii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, including any of the following categories of offenses: (A) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (B) criminal offenses under laws related to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickback, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (C) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this Section 3.28, or (D) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iii) been named in a Governmental Authority unsealed complaint made, or any other action taken pursuant to, the False Claims Act.

(b) To the Borrower’s knowledge, there is no audit, claim, action, suit, investigation or administrative or other legal proceeding pending or threatened in writing against the Borrower or any Subsidiary relating to the Borrower’s or any Subsidiary’s participation in any Nongovernmental Payor program, except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the Borrower’s knowledge, no Nongovernmental Payor has requested or threatened in writing any recoupment, refund or set-off from the Borrower or any Subsidiary, which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the Borrower’s knowledge, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or received or threatened in writing against the Borrower or any of Subsidiaries which relates in any way to a violation of any legal requirement pertaining to any Nongovernmental Payor, except where any such violation could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the ability of the Borrower and the Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice, each of the Borrower and Subsidiaries is in compliance with all applicable Healthcare Laws regarding the selection, deselection, and credentialing of employed contractors of professional services, including, but not limited to, verification of licensing status and eligibility for reimbursement under Nongovernmental Payor programs. Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the ability of the Borrower and Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice, all of Borrower’s and the Subsidiaries’ employed contractors of professional services are properly licensed and hold appropriate clinical privileges and provider numbers, as applicable, for the services which they provide.

(d) Each of the Borrower and the Subsidiaries has all Healthcare Authorizations for the operation of its business, except where the failure to have any such Healthcare Authorizations to operate its business could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All Healthcare Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any restrictions, except where the failure to duly obtain such Healthcare Authorizations and maintain them in full force and effect without any known conflict with the rights of others and free from restrictions could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(e) To the extent applicable to Borrower, any Subsidiary, or any Person acting on behalf of Borrower or any Subsidiary, and for so long as (1) Borrower, any Subsidiary, or any Person acting on behalf of Borrower or any Subsidiary, is a “covered entity” as defined in 45 C.F.R. § 160.103, (2) Borrower, any Subsidiary, or any Person acting on behalf of Borrower or any Subsidiary, is a “business associate” as defined in 45 C.F.R. § 160.103, (3) Borrower, any Subsidiary, or any Person acting on behalf of Borrower or any Subsidiary, is subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164, and/or (4) Borrower, any Subsidiary, or any Person acting on behalf of Borrower or any Subsidiary, sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, Borrower, such Subsidiary or any Person acting on behalf of Borrower or any Subsidiary, as the case may be, is compliant with HIPAA, except any noncompliance that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01 All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and except that such materiality qualifier shall not be applicable to any representation and warranty that is already qualified by materiality.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Credit Event. Except as otherwise expressly set forth on Schedule 5.17, on the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of (i) Cozen O’Connor P.C., California, Delaware, Massachusetts, New York and Texas counsel to the Borrower and the other Loan Parties and (ii) Ballard Spahr LLP, Nevada counsel to the Loan Parties, in each case, (x) dated the Closing Date, (y) addressed to the Administrative Agent and the Lenders, and (z) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a date acceptable to the Administrative Agent by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 and paragraph (i) of this Section 4.02.

(d) The Administrative Agent and the Lenders shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(e) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g) [Reserved].

(h) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(i) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement, (ii) Indebtedness outstanding under the Existing Credit Agreement and (iii) Indebtedness set forth on Schedule 6.01.

(j) The Lenders shall have received the financial statements referred to in Section 3.05.

(k) The Administrative Agent and the Lenders shall have received a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(l) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby in any material respect.

(m) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n) The Administrative Agent shall have received an executed copy of the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

(o) All conditions precedent to the effectiveness of Amendment and Waiver No. 1 shall have been satisfied and Amendment and Waiver No. 1 shall be in full force and effect.

(p) The Administrative Agent and the Lenders shall have received from the Loan Parties an initial 13-week budget that is in form and substance reasonably satisfactory to the Required Lenders (it being understood and agreed that the budget attached hereto as Exhibit I is reasonably satisfactory to the Required Lenders) (the “Initial Budget”).

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, registrations, patents, copyrights, trademarks and trade names material to the conduct of its business (including, for the avoidance of doubt, the Healthcare Authorizations), except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated (other than as permitted by Section 6.08); comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty or condemnation exempt) and from time to time make, or cause to be made, all repairs, renewals, additions, improvements and replacements thereto that are required or necessary to the conduct of their business, except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c) Comply with all Contractual Obligations and Requirements of Law (including, without limitation ERISA, Sanctions, the USA PATRIOT Act, the FCPA, all applicable anti-bribery, anti-terrorism, anti-money laundering laws and all applicable Environmental Laws), except, other than in the case of the USA PATRIOT Act, the FCPA or Sanctions, (x) to the extent that failure to comply therewith could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (y) such instances in which such Contractual Obligation or Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted.

SECTION 5.02 Insurance.

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Subject to the terms of the Intercreditor Agreement, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide, to the extent such provisions are obtainable by the use of commercially reasonable efforts, that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; if requested by the Collateral Agent, deliver original or certified copies of all such policies to the Collateral Agent; will use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or any Lender may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

(d) Carry and maintain comprehensive general liability insurance and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

SECTION 5.03 Obligations and Taxes.

Pay its Material Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all federal income Taxes and all other Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than Permitted Liens) upon such properties or any material part thereof; provided, however, that such payment and discharge shall not be required with respect to any such other obligation or Tax so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation or Tax and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property or (ii) the failure to pay and discharge such other obligation or Tax could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Financial Statements, Reports, etc.

In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the Borrower and the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in equity holders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BDO USA, LLP, or such other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) upon the earlier of the date that is forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in equity holders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, equity holders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit G (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;

(d) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its equity holders, as the case may be;

(f) promptly after the receipt thereof by the Borrower or any of its subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

Documents required to be delivered pursuant to Section 5.04(a) or (b) or Section 5.04(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.05 Litigation and Other Notices.

Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, investigation or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(c) the occurrence of (i) any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000, (ii) the adoption of any new Plan by the Borrower or any ERISA Affiliate, (iii) the adoption of an amendment to a Plan if such amendment results in a material increase in benefits or unfunded liabilities, or (iv) the commencement of contributions by the Borrower or any ERISA Affiliate to a Plan or Multiemployer Plan;

(d) any event or occurrence that has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(e) any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facility by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facility; and

(f) any change to the certification regarding beneficial ownership in relation to the Borrower as required by the Beneficial Ownership Regulation.

SECTION 5.06 Information Regarding Collateral.

(a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will be made within 30 days following such change (or such longer date as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth any information required pursuant to Sections 1, 3, 5, 8, 9 and 11 of the Perfection Certificate (or to the extent such request relates to specific information contained in the Perfection Certificate, such information) or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects and all Requirements of Law in all material respects are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor (subject to reasonable requests for confidentiality, including as may be imposed by law or contract); provided that absent the existence of a Default or an Event of Default, inspections pursuant to this Section 5.07 shall be limited to one time per fiscal year.

(b) In the case of the Borrower, at all times after ratings have been obtained, use commercially reasonable efforts to (a) maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower and (b) maintain public ratings from S&P and Moody’s, in each case in respect of the Credit Facility.

SECTION 5.08 Use of Proceeds.

Use the proceeds of the Loans only for the purposes specified in Section 3.13 and subject to Section 3.24.

SECTION 5.09 Employee Benefits.

(a) Except to the extent that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, comply with the applicable provisions of ERISA and the Code applicable to each employee benefit plan, (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) with reasonable promptness, furnish to the Administrative Agent copies of (i) all written notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning such ERISA Event and (ii) such other documents or governmental reports or findings relating to any Plan as the Administrative Agent shall reasonably request (but only to the extent in the possession of any Loan Parties or any of their respective Subsidiaries).

SECTION 5.10 Compliance with Environmental Laws.

Except to the extent that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, comply, and cause all lessees and any other Person occupying its properties under an agreement with, or with the consent of, Borrower or any Subsidiary to comply, in all material respects with all Environmental Laws with respect to its operations and properties; obtain, maintain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action to the extent required by law and in accordance with Environmental Laws; provided, however, that neither the Borrower nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11 Preparation of Environmental Reports.

If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12 Further Assurances.

Subject to the terms of the Intercreditor Agreement, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Material Subsidiary (or any Subsidiary that becomes a Material Subsidiary) to become a Loan Party by executing the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiary Guarantors (including all real and other properties acquired subsequent to the Closing Date, but excluding (a) fee owned real property with a fair market value (in the Borrower’s reasonable good faith determination) of less than $6,500,000 in the aggregate; provided that any fee owned real property that is required to be subject to a perfected security interest in favor of the Collateral Agent pursuant to this clause (a) but that is not subject to a perfected security in favor of the Collateral Agent on the Closing Date shall be subject to Section 5.17, (b) the Healthcare Facilities set forth on Schedule 6.03 and (c) all real property leasehold interests; provided that the Borrower may, in its sole discretion, elect to grant a Mortgage over any fee owned real property (or any interest in real property) in accordance with this Section 5.12 to the extent this Section 5.12 does not otherwise require the Borrower to grant such Mortgage. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including instruments and documents required under Section 4.02(g), legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each security interest and Lien created or required to be created under any Loan Document. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any fee owned real property (or any interest in real property, but excluding any real property leasehold interest). Notwithstanding the foregoing, no Loan Party shall be required to pledge or grant security interests in any Excluded Assets. No appraisals shall be required to be obtained in connection with any mortgage of real property pursuant to this Section 5.12.

SECTION 5.13 Intellectual Property.

(a) No Loan Party shall intentionally do any act or intentionally omit to do any act whereby any of the material Intellectual Property owned by such Loan Party may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein; provided, however, that such Loan Party may discontinue the use and/or maintenance of any Intellectual Property, including any material Intellectual Property, that such Loan Party determines, in its reasonable good faith determination, is no longer desirable in the ordinary conduct of such Loan Party’s business. No Loan Party shall, with respect to any Trademarks (as the term is defined in the Guarantee and Collateral Agreement) constituting material Intellectual Property owned by such Loan Party, cease the use of any of such Trademarks or fail to maintain a similar level of quality of products sold and services rendered under any such Trademark as the quality of such products and services as of the Closing Date, and such Loan Party shall take reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality; provided, however, that such Loan Party may discontinue the use and/or maintenance of any Trademarks constituting material Intellectual Property, that such

Loan Party determines, in its reasonable good faith determination, is no longer valuable in the ordinary conduct of such Loan Party’s business. Each Loan Party shall take reasonable steps in the ordinary course of business, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright (as each such term is defined in the Guarantee and Collateral Agreement) owned by any Loan Party and constituting material Intellectual Property that such Loan Party determines is desirable in the ordinary course of business.

(b) Other than in the ordinary course of business and except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each Loan Party shall timely notify the Collateral Agent if it knows or has reason to know that any item of material Intellectual Property owned by a Loan Party may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding any Loan Party’s ownership, registration or use or the validity or enforceability of such item of such material Intellectual Property (including but not limited to the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, any court or any tribunal) or (iv) the subject of any reversion or termination rights.

(c) Each Loan Party shall not permit the inclusion in any contract to which it hereafter becomes a party and pursuant to which it acquires Intellectual Property any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Loan Party’s rights and interests in any property included within the definitions of any material Intellectual Property acquired under such contracts.

(d) In the event that any material Intellectual Property owned by or exclusively licensed to any Loan Party, to a Loan Party’s knowledge, is infringed, misappropriated, diluted or otherwise violated by a third party, such Loan Party shall take commercially reasonable actions, as it would otherwise in such Loan Party’s reasonable good faith determination and in the ordinary course of business take, to stop such infringement, misappropriation, dilution or other violation and protect its rights in such material Intellectual Property including, in such Loan Party’s reasonable good faith determination, if necessary, the initiation of a suit for injunctive relief and to recover damages. Each Loan Party shall use commercially reasonable efforts in the ordinary course of business to use proper statutory notice in connection with its use of any of the material Intellectual Property.

SECTION 5.14 Compliance with Real Estate Obligations.

Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.15 Lender Calls.

Subject to Section 5.18, the Borrower will, upon the request of the Administrative Agent or the Required Lenders, participate in a conference call with the Administrative Agent and the Lenders once during each fiscal quarter at such times as may be agreed to be the Borrower and the Administrative Agent.

SECTION 5.16 Healthcare Laws.

The Borrower and its Subsidiaries shall:

(a) Within five (5) Business Days after obtaining knowledge thereof, provide notice to the Administrative Agent of (i) any material investigation, audit or proceeding (or any of the foregoing threatened in writing) relating to any violation by the Borrower or its Subsidiaries of any Healthcare Laws and (ii) to the extent that it could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, any written recommendation from any Governmental Authority that the Borrower or any of its Subsidiaries should have its licensure, accreditation or registration suspended, revoked or limited;

(b) Take all reasonable action to cause each provider of professional services employed or contracted by Borrower or its Subsidiaries to be in compliance with all laws, rules, regulations, restrictions and requirements pertaining to a healthcare providers imposed by any Governmental Authority;

(c) Obtain and maintain and take all reasonable action to cause each provider of professional services employed or contracted by Borrower or its Subsidiaries to obtain and maintain all Healthcare Authorizations as are required for the conduct of its business as currently conducted and contemplated;

(d) Ensure and take all reasonable action to cause each provider of professional services employed or contracted by Borrower or its Subsidiaries to ensure that coding and billing policies, arrangements, protocols and instructions are in compliance with all applicable laws and all Nongovernmental Payor reimbursement requirements and will be administered by properly trained personnel;

(e) Keep and maintain all records required by Governmental Authorities in compliance with applicable Healthcare Laws;

(f) Implement and take all reasonable action to cause each provider of professional services employed or contracted by Borrower or its Subsidiaries to implement practices that are consistent with the applicable regulations implementing the requirements of the Health Insurance Portability and Accountability Act (“HIPAA”), the Mental Health Parity and Addiction Equity Act of 2008 (“MHPAEA”) and the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”);

(g) Maintain the storage, use, transportation and disposal of all medical equipment, supplies, products, gases and waste in compliance with Healthcare Laws;

(h) Maintain all deposits relating to Healthcare Laws in compliance with regulatory requirements;

(i) Ensure that each Healthcare Facility is operated in compliance with applicable Healthcare Laws relating thereto and agreements necessary for certification, licensure or operation of such Healthcare Facility; and

(j) Ensure all residency and other similar agreements with Persons at a Healthcare Facility are in compliance with Healthcare Laws.

Notwithstanding anything to the contrary in this Section 5.16, any failure by the Borrower or any of its Subsidiaries to comply with the requirements of clauses (b)-(j) above shall not be deemed to be a Default or an Event of Default if such failure to comply could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.17 Post-Closing Obligations.

Within the periods of time after the Closing Date set forth on Schedule 5.17 (or such later date as the Administrative Agent may agree in its sole discretion), each of the items listed on Schedule 5.17 shall have been duly executed by the parties thereto and delivered to the Agents, as applicable.

SECTION 5.18 Other Reporting.

(a) Not later than 5:00 p.m. New York City time on the Monday of the thirteenth week after the Closing Date, a supplement to the Approved Budget covering the 13-week period that commences with the week in which such supplemental budget is delivered, consistent with the form and level of detail set forth in the Initial Budget and otherwise in form and substance satisfactory to the Required Lenders and as confirmed as such in writing (each such supplement, an “Updated Budget”); provided that the Loan Parties shall have the option to deliver an Updated Budget to the Administrative Agent and the Lenders by not later than 5:00 p.m. New York City time on the Monday of every other calendar week after the Closing Date (commencing with Monday, March 18, 2019).

(b) Not later than 5:00 p.m., New York City time, on the Monday of every calendar week after the Closing Date (commencing with Monday, March 18, 2019), the Loan Parties shall deliver to the Administrative Agent and the Lenders a variance report (each, a “Variance Report”) (i) setting forth (x) the sum of actual “Operating Expenses” and actual “Capital Expenditures” of the Loan Parties and (y) actual “Receipts” of the Loan Parties, in each case, for the four-week period ending as of the Friday of the immediately preceding week and setting forth all of the variances, on a line item and aggregate basis, as compared to the corresponding amounts set forth in the Approved Budget for such four-week period, in each case, on a weekly basis and a cumulative basis from the beginning of the first forecasted week covered by the Approved Budget and (ii) containing a certificate of a Responsible Officer of the Borrower, (x) explaining in reasonable detail all material variances from the Approved Budget for such period and (y) certifying compliance by the Loan Parties with Section 6.17 for such period or identifying and explaining in reasonable detail any non-compliance by the Loan Parties with Section 6.17 for such period. Variances, if any, from the applicable Approved Budget, and any proposed changes to the applicable Approved Budget, shall be subject to the prior written consent of the Required Lenders. Any incurrence or payment by any of the Loan Parties of expenses (x) other than as set forth in the Approved Budget and (y) in excess of the variances permitted by Section 6.17 shall constitute an Event of Default hereunder.

(c) Not later than 5:00 p.m., New York City time, on the Monday of every calendar week after the Closing Date (commencing with Monday, March 18, 2019), the Loan Parties shall deliver a liquidity report (including the calculation of Available Liquidity as of the end of each day of such calendar week and the calculation of the average daily Available Liquidity for such calendar week) to the Administrative Agent and the Lenders, in form and substance satisfactory to the Required Lenders.

(d) The Borrower shall arrange for a teleconference with Lenders to take place at 10:00 a.m., New York City time, on the Wednesday of every calendar week after the Closing Date (commencing with Wednesday, March 20, 2019), or at such time as is reasonably satisfactory to the Required Lenders, which teleconference shall (i) require, at the election of the Required Lenders, participation by at least one senior member of the Borrower’s management team and/or professional advisors to the Borrower and (ii) be intended for purposes of discussing the Loan Parties’ financials (including any budget proposed to be the Approved Budget, Variance Reports and any projections) and such other information and matters reasonably related thereto or requested by any Lender (it being understood that no such response by Borrower shall require it to disclose or permit the discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, that, in each case, Borrower explains the reason it cannot provide such response).

(e) Within five (5) Business Days after the end of each calendar month (commencing with the calendar month ending March 31, 2019), the Loan Parties shall provide the Lenders with a written operational metrics report containing the following information for the most recently ended calendar month in a reasonable level of detail: (i) weekly census and admissions metrics; (ii) residential admissions, leads and conversion rates for multimedia and business development; (iii) in-network and out-of-network patient mix; (iv) average episode length of stay; (v) bed count; and (vi) any other operational metrics that the Loan Parties have historically disclosed to financing sources, in each case, broken-down by the “AAC” business and the “AdCare” business. Within thirty (30) calendar days after the end of each calendar month (commencing with the calendar month ending February 28, 2019), the Loan Parties shall provide the Lenders with (x) a written report containing the following information for the most recently ended calendar month in a reasonable level of detail: (i) days sales outstanding and (ii) average patient acquisition cost, in each case, broken-down by the “AAC” business and the “AdCare” business and (y) a written report from the Specified Financial Advisor containing the Specified Financial Advisor’s analysis of all reported new in-patient admissions for the most recently ended calendar month and the Specified Financial Advisor’s conclusion that based on such analysis the Loan Parties have verified that all such new patients have insurance benefits and/or adequate financial means to pay all costs and expenses of such new patient’s treatment, which report shall be in form and substance satisfactory to the Required Lenders (the “New Patient Report”).

SECTION 5.19 Financial Advisor.

The Loan Parties shall retain Alvarez & Marsal Healthcare Industry Group or another nationally recognized financial advisor at all times (the “Specified Financial Advisor”).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Subsidiaries to:

SECTION 6.01 Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (except by an amount equal to any interest capitalized in connection with any premium or other reasonable amount paid, and fees and expenses (including original issue discount and upfront fees) reasonably incurred, in connection with such extension, renewal, refinancing or replacement), neither the final maturity nor the Weighted Average Life to Maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original Loan Party obligors in respect of such Indebtedness remain the only Loan Party obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) unsecured intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement to the extent required by Section 6.04(c);

(d) (i) Capital Lease Obligations and (ii) other Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses (including original issue discount and upfront fees) reasonably incurred, in connection with such extension, renewal, refinancing or replacement); provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement; provided, further that all such Indebtedness permitted by this Section 6.01(d) shall not exceed $10,000,000 at any time outstanding;

(e) Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections, cash management obligations, credit card or debit card or similar processors and otherwise in connection with deposit accounts, in each case, in the ordinary course of business;

(g) obligations arising under indemnity agreements or other arrangements with title insurers to cause such title insurers to issue title policies in the ordinary course of business;

(h) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default under Section 7.01 shall have occurred and be continuing or would result therefrom, (iii) the Borrower shall be in compliance with the financial covenants set forth in Section 6.10 and (iv) the aggregate principal amount of Indebtedness permitted by this Section 6.01(h) shall not exceed $10,000,000 at any time outstanding;

(i) Indebtedness in respect of those Hedging Agreements incurred in the ordinary course of business, not for speculative purposes and consistent with prudent business practice;

(j) [reserved];

(k) Indebtedness representing deferred compensation or reimbursable expenses owed to employees of the Borrower or any of the Subsidiaries incurred in the ordinary course of business;

(l) [reserved];

(m) [reserved];

(n) [reserved];

(o) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(p) Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(q) Guarantees in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that if the Indebtedness that is being Guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations on the same basis;

(r) [reserved];

(s) [reserved];

(t) any Attributable Indebtedness incurred in connection with any Sale and Leaseback Transaction permitted by Section 6.03; and

(u) (i) Indebtedness outstanding under the Existing Credit Agreement, and any Guarantees by the Subsidiary Guarantors in respect thereof, in an aggregate principal amount not to exceed $321,000,000, plus all accrued interest (including interest that is paid in-kind), premium and/or make-whole amount in respect thereof (the “Bank Debt Cap”), (ii) Cash Management Obligations (as defined in the Existing Credit Agreement) and (iii) obligations under any Hedging Agreement (as defined in the Existing Credit Agreement) and, in each case of the foregoing clauses (i), (ii) and (iii), any refinancings, replacements, renewals or extensions thereof (it being understood that any such refinancing, replacement, renewal or extension of the Indebtedness described in clause (i) may exceed the principal amount of Indebtedness outstanding at such time so long as the aggregate principal amount of such new Indebtedness does not exceed the Bank Debt Cap).

SECTION 6.02 Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired, created, developed or invented by it or on any income or revenues or rights in respect of any thereof, except (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, refinancing, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any extensions, refinancing, renewals and replacements thereof permitted hereunder;

(d) Liens for Taxes not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods in the ordinary course of business;

(f) Liens on insurance policies and the proceeds thereof in favor of the provider of such policies securing the financing of the premiums with respect thereto;

(g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not delinquent for a period of more than 30 days or which are being contested in compliance with Section 5.03;

(h) Liens incurred and pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance, general liability, property insurance and other social security laws or regulations;

(i) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j) easements, rights-of-way, restrictions on use of real property, minor defects or irregularities in title and other similar charges or encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or do not interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(k) Liens securing Indebtedness to finance the acquisition, construction or improvement of any fixed or capital assets; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(l) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances in the ordinary course of business, provided that such Liens attach only to the documents and goods covered thereby and proceeds thereof;

(m) leases, subleases, licenses or sublicenses (but only including non-exclusive licenses of Intellectual Property) granted to other Persons in the ordinary course of business of the Borrower or its Subsidiaries;

(n) any interest of title of a lessor under any lease entered into by the Borrower or any other Subsidiary as tenant in the ordinary course of business and covering only the assets so leased;

(o) judgment Liens securing judgments not constituting an Event of Default under Section 7.01(i);

(p) zoning, building codes and other land use laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Borrower or any of the Subsidiaries, any violation of which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted hereunder;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens on property rented to, or leased by, Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 6.03, (ii) such Liens do not encumber any other property of Borrower or its Subsidiaries and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(t) other Liens (other than Liens securing funded Indebtedness) securing liabilities hereunder in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and

(u) Liens securing Indebtedness permitted pursuant to Section 6.01(u); provided that such Liens are subject to the Intercreditor Agreement and are subordinated to the Liens securing the Obligations pursuant to the terms of the Intercreditor Agreement.

SECTION 6.03 Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (any such arrangement, a “Sale and Leaseback Transaction”) unless (a) such Sale and Leaseback Transaction is consummated within 270 days after the date on which such property is sold or transferred, (b) any Liens arising in connection with such Sale and Leaseback Transaction are permitted by Section 6.02(s), (c) the sale or transfer of such property is made for cash consideration in an amount not less than the fair market value of such property and does not exceed $50,000,000 in the aggregate when taken together with all other Sale and Leaseback Transactions consummated after the Closing Date, (d) such Sale and Leaseback Transaction has an initial capitalization rate that does not exceed 10.00%, unless the Required Lenders have previously consented thereto in writing and (e) the Net Cash Proceeds therefrom are applied in accordance with Section 2.13(b).

SECTION 6.04 Investments, Loans and Advances.

Make or permit to exist any Investment or any other interest in, any other Person, except:

(a) (i) Investments by the Borrower and the other Loan Parties existing on the Closing Date in the Equity Interests of the Borrower and the other Loan Parties and (ii) additional Investments by the Borrower and the other Loan Parties in the Equity Interests of the Borrower and the other Loan Parties; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations referred to therein and in Section 5.12);

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any other Loan Party and made by any Loan Party to the Borrower or any other Loan Party; provided that such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,500,000;

(f) Investments by the Borrower in Hedging Agreements permitted under Section 6.01(i); and

(g) Loans and advances to Subsidiaries of the Borrower that are not Loan Parties solely for cash management purposes in the ordinary course of business and consistent with past practice so long as the aggregate principal amount thereof at any time outstanding shall not exceed $1,000,000.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business, (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any Wholly-Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any Wholly-Owned Subsidiary may merge into or consolidate with any other Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary and no Person other than the Borrower or a Wholly-Owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Loan Party (other than Borrower) may dispose of any or all of its assets or any Equity Interests of any Subsidiary to any other Loan Party and (iv) the Borrower or any Subsidiary may consummate any Sale and Leaseback Transaction permitted by Section 6.03.

(b) Make any Asset Sale unless (i) such Asset Sale is for consideration at least 75% of which is cash and is not less than the fair market value of such asset or property, (ii) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (iii) the Borrower is in compliance with the financial covenants set forth in Section 6.10.

SECTION 6.06 Restricted Payments; Restrictive Agreements.

(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided that any Subsidiary of the Borrower may pay dividends to, or make other distributions to, any of the Loan Parties.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to (w) restrictions and conditions imposed by law or by any Loan Document or any Loan Document (as defined in the Existing Credit Agreement), (x) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any other sale of assets or Equity Interests permitted hereunder) pending such sale, provided such restrictions and conditions apply only to the Subsidiary, asset or Equity Interest that is to be sold and such sale is permitted hereunder, and (y) any agreement in effect at the time a Person became a Subsidiary, so long as such agreement (1) was not entered into solely in contemplation of such Person becoming a Subsidiary, (2) applies only to such Person, (3) does not extend to any other Loan Party and (4) is otherwise permitted hereunder and does not conflict with the provisions of this Agreement or any other Loan Document, and (B) clause (i) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (y) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07 Transactions with Affiliates.

Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for transactions (a) as set forth on Schedule 6.07, (b) for compensation or employment, separation and severance of officers, directors or employees in the ordinary course of business and for any issuance of Equity Interests, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or indemnities provided on behalf of employees or directors, all which are approved by the board of directors or similar management body of any Loan Party, (c) for the maintenance of benefit programs or arrangements with employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans, in each case, in the ordinary course of business or (d) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08 Business of Borrower and Subsidiaries.

Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably similar, incidental, related or complementary thereto and reasonable extensions thereof, including without limitation a business which is a Healthcare Service Business.

SECTION 6.09 Other Indebtedness and Agreements.

(a) (i) Except for any waiver, supplement, modification, amendment, termination or release of the Existing Credit Agreement not prohibited by the Intercreditor Agreement, permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of the Subsidiaries or the Lenders or (ii) permit any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (i) the payment of the Indebtedness created hereunder, (ii) refinancings, renewals or extensions of Indebtedness permitted by Section 6.01, (iii) the payment of secured Indebtedness incurred pursuant to Section 6.01(d) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (iv) the payment of the Indebtedness permitted by Section 6.01(u); provided that no payment of principal of or interest on any Subordinated Debt permitted to exist under this Agreement shall be made.

SECTION 6.10 Financial Covenants.

(a) The Borrower shall not permit the Senior Secured Leverage Ratio as of the last day of each Test Period set forth below to be greater than the ratio set forth opposite such date:

Test Period	Senior Secured Leverage Ratio
June 30, 2019	7.75:1.00
September 30, 2019	6.50:1.00
December 31, 2019	6.25:1.00
March 31, 2020	5.75:1.00
June 30, 2020	5.50:1.00
September 30, 2020	5.25:1.00
December 31, 2020	5.25:1.00
March 31, 2021	5.00:1.00
June 30, 2021	5.00:1.00
September 30, 2021 and the last day of each Test Period ending thereafter	4.75:1.00

(b) The Borrower shall not permit (i) Available Liquidity to be less than $5,000,000 at any time or (ii) the average daily Available Liquidity for any calendar week to be less than $7,500,000.

SECTION 6.11 Fiscal Year.

With respect to the Borrower, change its fiscal year-end to a date other than December 31.

SECTION 6.12 Sanctions.

The Borrower and its Subsidiaries shall not directly or indirectly fund any activities of or business with any Person that is the subject of Sanctions, or in any Designated Jurisdiction, or in any other manner that constitutes or would give rise to a violation by any Person (including any Person participating in the Transactions, whether as Lender, Administrative Agent or otherwise) of Sanctions.

SECTION 6.13 Anti-Corruption, Anti-Bribery, Anti-Terrorism and Anti-Money Laundering Laws.

The Borrower and its Subsidiaries shall not directly or indirectly breach the FCPA, USA PATRIOT Act, the UK Bribery Act 2010 or any other applicable anti-corruption, anti-bribery, anti-terrorism or anti-money laundering legislation in the United States, United Kingdom and other jurisdictions.

SECTION 6.14 Use of Proceeds.

The Borrower and its Subsidiaries shall not use the proceeds of the Loans other than for the purposes specified in Section 3.13 and subject to Section 3.24.

SECTION 6.15 Healthcare Authorizations.

(a) The Borrower and its Subsidiaries shall not transfer or assign any Healthcare Authorization, reimbursement or care contract or Nongovernmental Payor contract except in connection with a permitted sale of a healthcare asset or if transfer could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and

(b) The Borrower and its Subsidiaries shall not fail to maintain in effect all Healthcare Authorizations, except to the extent that such failure to maintain a Healthcare Authorization could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.16 Anti-Layering. Notwithstanding anything in this Agreement or in any other Loan Document to the contrary:

(a) the Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume, acquire or suffer to exist any Indebtedness (other than Indebtedness created hereunder and under the other Loan Documents):

(i) that is (or is expressed to be) contractually subordinated or junior in right of payment to any Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or the applicable Subsidiary Guarantor’s Guarantee of the Obligations to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be (it being understood and agreed that Indebtedness shall not be considered contractually subordinated or junior in right of payment solely because it is unsecured or secured by Liens junior in priority to Liens securing other Indebtedness); or

(ii) that is (or is expressed to be) secured by any Lien on a priority basis to the Liens securing the Indebtedness under the Existing Credit Agreement; or

(iii) that ranks (or is expressed to rank) senior in right of payment to the Indebtedness under the Existing Credit Agreement; or

(iv) where any of the creditors in respect thereof are entitled to receive any proceeds of collateral in priority to any of the creditors or holders in respect of any Indebtedness under the Existing Credit Agreement; and

(b) The Borrower shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume, acquire or suffer to exist any Indebtedness that is (or is expressed to be) secured and that is (or is expressed to be) subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to any other Indebtedness of the Borrower or a Subsidiary Guarantor secured in whole or in part by the same collateral (including any “first-loss”, “first-out” or “last-out” tranche under the Existing Credit Agreement).

SECTION 6.17 Permitted Variance. The Loan Parties shall not permit:

(a) the actual “Receipts” for the most recently ended Variance Test Period to be less than 85% of the projected “Receipts” line-item for such Variance Test Period in the Approved Budget in effect at such time; or

(b) the sum of actual “Operating Disbursements” and actual “Capital Expenditures” for the most recently ended Variance Test Period to exceed 115% of the sum of the projected “Operating Disbursements” and the projected “Capital Expenditures” line-items for such Variance Test Period in the Approved Budget in effect at such time; provided that the Loan Parties shall be deemed to be in compliance with this Section 6.17(b) so long as the actual new in-patient admissions for such Variance Test Period exceed the projected new in-patient admissions for such Variance Test Period in the Approved Budget in effect at such time; provided, however, that the Specified Financial Advisor shall have provided an updated New Patient Report with respect to new in-patient admissions for such Variance Test Period within three (3) Business Days of the date on which the applicable Variance Report has been or should have been delivered to the Lenders containing the Specified Financial Advisor’s analysis of all reported new in-patient admissions for such Variance Test Period and the Specified Financial Advisor’s conclusion that based on such analysis the Loan Parties have verified that all such new patients have insurance benefits and/or adequate financial means to pay all costs and expenses of such new patient’s treatment.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default.

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished, except that such materiality qualifier shall not be applicable to any representation and warranty that is already qualified by materiality;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest or premium on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.05(a), 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days (or (x) in the case of Section 5.04(a), (b) or (c) or 5.19, 15 Business Days or (y) in the case of Section 5.18, 2 Business Days) after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of the Borrower;

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal, interest or amount, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the grace period, if any, provided therefor, (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (iii) any other event or condition occurs that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clauses (ii) and (iii) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof (to the extent not fully covered by independent and unaffiliated third-party insurance as to which the insurer has not denied coverage or does not deny coverage (or, if the applicable claim is pending, the Borrower reasonably expects the insurer not to deny coverage)) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $15,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(j) there shall occur an ERISA Event, that, when taken together with all other such ERISA Events, could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect to the Borrower and its ERISA Affiliates;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) the security interests purported to be created by the Security Documents shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, for any reason a valid and perfected Lien with the priority required by the applicable Loan Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens (other than Permitted Liens described in Section 6.02(u)), except (i) as a result of the Collateral Agent’s action or failure to take any action required to be taken by it following the due performance by the Loan Parties of any related obligation of a Loan Party and (ii) as to Collateral consisting of material owned or leased real property to the extent that covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any Subordinated Debt of the Borrower and the Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert in writing), for any reason, to be validly subordinated to the Obligations as provided in the indenture or other agreement evidencing such Subordinated Debt;

(n) there occurs the loss, suspension or revocation of, or failure to renew, any registrations, licenses, permits, authorizations or clearances (including, for the avoidance of doubt, the Healthcare Authorizations) now held or hereafter acquired by the Borrower or any other Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(o) there shall have occurred a Change in Control;

(p) any Loan Party is excluded from any Nongovernmental Payor program that has resulted or could reasonably be expected to result in non-compliance with the financial covenants in Section 6.10; or

(q) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any person on whose behalf any such party makes covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same results directly from the action or inaction of the Administrative Agent;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, the Exit Payment and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees, the Exit Payment and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the financial covenant in Section 6.10(a), from the day after the end of the applicable four fiscal quarter period until the date that is ten Business Days after the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.04(c) for such fiscal period, the Borrower shall have the right to issue Junior Capital for cash or otherwise receive the net cash proceeds of any cash capital contribution (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash net proceeds (the “Cure Amount”), the financial covenant in Section 6.10(a) shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenant in Section 6.10(a) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount for the fiscal quarter with respect to which the Cure Right is exercised and each of the following three fiscal quarters; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant in Section 6.10(a), the Borrower shall be deemed to have satisfied the requirements of such financial covenant, as of the relevant time with the same effect as though there had been no failure to comply therewith at such time, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for all purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right may be exercised on no more than four occasions, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the financial covenant in Section 6.10(a), (iv) all Cure Amounts and the use of proceeds therefrom shall be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA and for purposes of Section 6.06), (v) upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither the Administrative Agent nor any Lender, Collateral Agent or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under the financial covenant in Section 6.10(a)

until the expiration of the ten Business Day period referred to in the first sentence of Section 7.02(a) (unless prior to the expiration thereof, the application of the Cure Right so cured such Event of Default in accordance with the foregoing provisions), and (vi) if, after increasing the amount of Consolidated EBITDA in accordance with Section 7.02(a)(i), the Borrower shall be in compliance with the requirements of Section 6.10(a) in accordance with Section 7.02(a)(ii), then any Event of Default arising from the failure of the Borrower to be in compliance with Section 6.10(a) shall automatically, without any further action by any party hereto, be deemed not to have occurred hereunder.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, (x) either Agent may resign at any time by notifying the Lenders and the Borrower and/or (y) any Agent may be removed by the Required Lenders on not less than 30 calendar days’ prior written notice. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor, without the consent of the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, without the consent of the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the

Removal Effective Date and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices; Electronic Communications.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or via electronic mail, as follows:

(a) if to the Borrower, to it at AAC Holdings, Inc., 200 Powell Place, Brentwood, TN 37027, Attention: Andrew W. McWilliams, Chief Financial Officer (Telephone: 615-732-1385; Email: amcwilliams@contactaac.com) and Attention: Christopher Chi, General Counsel and Secretary (Telephone: 615-732-1628; Email: cchi@contactaac.com);

(b) if to the Administrative Agent, to Credit Suisse AG, Agency Manager, Eleven Madison Avenue, 9th Floor, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com;

(c) [reserved]; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this

Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, their respective subsidiaries or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, their respective subsidiaries or their respective securities for purposes of foreign, United States federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all information delivered pursuant to Sections 5.04(a), (b) and (c).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL

DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY LOAN PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE

RESULTED PRIMARILY FROM SUCH LOAN PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the other Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Subject to Section 9.04(m), each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including foreign, United States Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than to any Disqualified Institution or any natural person) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in, and subject to the obligations contained in, Section 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (provided that such participating bank or other Person (A) agrees to be subject to the provisions of Sections 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participating bank or other Person acquired the applicable participation) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participating bank or other Person and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State or territory thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to in writing by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(l) Notwithstanding anything in this Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to the Borrower or any Subsidiary through Dutch Auctions open to all Term Lenders on a pro rata basis, subject to the following limitations:

(i) the Borrower and each Subsidiary (as applicable) shall represent and warrant as of the date of any such assignment, that neither it nor any of its respective directors or officers has any material non-public information with respect to the Borrower or the Subsidiaries or any of their respective securities that has not been disclosed to the Term Lenders generally (other than because such Term Lenders do not wish to receive material non-public information with respect to the Borrower or the Subsidiaries or any of their respective securities) prior to such date;

(ii) immediately upon the effectiveness of such assignment of Term Loans from a Term Lender to the Borrower or any Subsidiary, such Term Loans and all rights and obligations as a Term Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated. extinguished, cancelled and of no further force and effect and the Borrower and such Subsidiary (as applicable) shall neither obtain nor have any rights as a Term Lender hereunder or under the other Loan Documents by virtue of such assignment;

(iii) the Borrower and each Subsidiary shall not use the proceeds of any Revolving Loans for any such assignment; and

(iv) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(m) Only for so long as any of the Backstop Lenders hold a majority of the outstanding Loans and unfunded commitments under this Agreement (if any), each Lender hereby agrees that prior to such Lender selling a participation or transferring or assigning all or any portion of its Loans and/or Commitments to an Eligible Assignee (a “Transfer”):

(i) such Lender shall, if such Transfer is to a Person other than an Affiliate or Related Fund of such Lender (or its Affiliates and Related Funds), offer (any such offer by a Lender, a “Transferring Lender Offer”) to each Backstop Lender (ratably in proportion to their pro rata shares, subject to adjustment as described below) a right to purchase all (but not less than all) of the portion of its interest so offered for such Transfer (such interest, the “Transferred Interest”);

(ii) in connection with any such Transferring Lender Offer, such Lender shall provide a written notice (the “Transfer Notice”) to the Administrative Agent, for delivery to each Backstop Lender, of its intention to consummate such a Transfer (such Transfer Notice shall reasonably indicate the interest being offered for sale and the terms of such Transfer);

(iii) following the receipt by the Administrative Agent of such Transfer Notice, the Administrative Agent, at the direction of the applicable Backstop Lenders, shall promptly (but in any event within five (5) Business Days of its receipt of the Transfer Notice) either (A) deliver, on behalf of such Backstop Lenders, a notice (a “ROFO Decline Notice”) to such Lender indicating that such Backstop Lenders decline to offer to purchase their respective pro rata shares of the Transferred Interest or (B) deliver, on behalf of one or more Backstop Lenders, a notice (as supplemented by a ROFO Unallocated Amount Offer Notice, a “ROFO Offer Notice”) to such Lender containing an offer to purchase the Transferred Interest, which such ROFO Offer Notice shall set forth the Backstop Lenders’ offered purchase price for the Transferred Interest and otherwise be on the same terms as are set forth in the Transfer Notice (such Backstop Lenders, the “ROFO Participating Backstop Lenders”). Any Backstop Lender that does not elect in writing to participate in the purchase of the Participating Interest within five (5) Business Days of the Administrative Agent’s receipt of a Transfer Notice shall be deemed to have rejected such offer. If the Administrative Agent fails to send such Lender a ROFO Decline Notice or a ROFO Offer Notice within the time period set forth above, Backstop Lenders automatically shall be deemed to have delivered a ROFO Decline Notice.

(iv) On the sixth (6th) Business Day following the Administrative Agent’s receipt of the Transfer Notice, the Administrative Agent shall provide notice to all ROFO Participating Backstop Lenders of the ROFO Unallocated Amount (the “ROFO Unallocated Amount Notice”), and the Administrative Agent shall promptly (but in any event within two (2) Business Days thereof) either (A) deliver, on behalf of such ROFO Participating Backstop Lenders, a notice (a “ROFO Unallocated Amount Decline Notice”) to such Lender indicating that such ROFO Participating Backstop Lenders decline to offer to purchase the ROFO Unallocated Amount or (B) deliver, on behalf of one or more ROFO Participating Backstop Lenders, a notice (a “ROFO Unallocated Amount Offer Notice”) to such Lender containing an offer to purchase the entire ROFO Unallocated Amount, which such notice shall set forth the ROFO Participating Backstop Lenders’ offered purchase price for the entire ROFO Unallocated Amount and otherwise be on the same terms as are set forth in the Transfer Notice. Any ROFO Participating Bacstop Lender that does not elect in writing to participate in the purchase of the ROFO Unallocated Amount within two (2) Business Days of receipt of a ROFO Unallocated Amount Notice shall be deemed to have rejected such offer. As used herein, “ROFO Unallocated Amount” shall mean an amount equal to (i) the Transferred Interest multiplied by (ii) the pro rata share of all Backstop Lenders that have delivered or are deemed to have delivered a ROFO Decline Notice.

(v) If by the ninth (9th) Business Day following the Administrative Agent’s receipt of the Transfer Notice, such Lender has not received a ROFO Offer Notice for the entire Transferred Interest, such Lender shall be free for a period of not more than thirty (30) days following such date to consummate such Transfer of the Transferred Interest to any third person on pricing and other terms no more favorable to such third person, when taken as a whole (with respect to terms other than pricing), than those in the Transferring Lender Offer (but, for the avoidance of doubt, subject to the other applicable provisions of this Agreement).

(vi) Upon its receipt of a ROFO Offer Notice, such Lender shall promptly (but in any event within seven (7) Business Days of the date of its receipt of such notice) either (y) deliver a notice (a “ROFO Acceptance Notice”) to the Administrative Agent accepting the offer set forth in the ROFO Offer Notice, or (z) deliver a notice (a “ROFO Rejection Notice”) to the Administrative Agent rejecting the offer set forth in the ROFO Offer Notice. If such Lender delivers a ROFO Acceptance Notice to the Administrative Agent, the parties agree to promptly (but in any event within three (3) Business Days of the date of delivery of such ROFO Acceptance Notice) consummate the Transfer of the subject Transferred Interest for the purchase price set forth in the ROFO Offer Notice and in the manner set forth in the Transfer Notice. If such Lender delivers a ROFO Rejection Notice to the Administrative Agent, such Lender shall be free for a period of not more than thirty (30) days following such date to consummate such Transfer of the subject Transferred Interest to any such third person so long as such Transfer is for a net cash consideration (after giving effect to all of the provisions of the Transfer) greater than the net cash consideration set forth in the ROFO Offer Notice.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with (x) the syndication of the Credit Facility and the preparation, negotiation and execution of this Agreement and the other Loan Documents, and (y) the administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof including, in the case of clauses (x) and (y), (A) the reasonable documented fees, charges and disbursements of Milbank LLP, counsel for the Administrative Agent and the Collateral Agent, it being understood that indemnification and/or expense reimbursement for legal counsel for the Administrative Agent and the Collateral Agent is limited to one lead counsel and one local counsel in each appropriate jurisdiction, and (B) the reasonable documented fees, charges and disbursements of Stroock & Stroock & Lavan LLP (“Stroock”), counsel for the Required Lenders, it being understood that indemnification and/or expense reimbursement for legal counsel for the Lenders is limited to such lead counsel and one local counsel in each appropriate jurisdiction) and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made, including the reasonable documented fees, charges and disbursements of Milbank LLP, counsel for the Administrative Agent and the Collateral Agent, and the reasonable documented fees, charges and disbursements of Stroock, counsel for the Required Lenders (it being understood that indemnification and/or expense reimbursement for legal counsel for the Lenders is limited to Stroock and one local counsel in each appropriate jurisdiction), in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries and this Agreement; provided that such indemnity shall not, as to an Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee, (b) result from a material breach of the Loan Documents by such Indemnitee or (c) result from any dispute solely among Indemnitees not involving an act or omission by the Borrower or its Subsidiaries other than claims against any Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any other similar role under this Agreement.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 10 Business Days of written demand therefor and, reasonably promptly following a request by the Borrower therefor, a reasonably detailed summary of such amounts.

(f) The provisions of this Section 9.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 9.06 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Agreement or any other Loan Document, if at any time any Lender or any of its Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables or any other government program receivables subject to federal reassignment prohibitions are deposited, then, in each case, such Person hereby waives and shall continue to waive the right of setoff set forth herein and therein.

SECTION 9.07 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall:

(i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or premium on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby,

(ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender,

(iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or (l) or the provisions of this Section 9.08 or release any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender,

(iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class,

(v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or

(vi) amend or modify the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof);

provided, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent; provided, further that no such agreement shall change (x) Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby or (y) the definition of “Class” without the written consent of each Lender directly and adversely affected thereby.

(c) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender, or to make modifications contemplated by Section 2.23 or 2.25. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement.

This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES

THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality.

Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors and any numbering, administration and settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents and their respective financing sources or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential or is information that a reasonably prudent person would presume to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17 Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18 USA PATRIOT Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19 Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax. If any taxing authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 9.20 No Fiduciary Duty.

The parties hereto hereby acknowledge that the Administrative Agent, the Collateral Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of any Loan Party, its stockholders and/or their respective Affiliates. The Borrower agrees, on behalf of itself and each other Loan Party, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Loan Party, its stockholders or their respective Affiliates, on the other hand. The Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or their respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, their respective Affiliates, creditors or any other Person. The Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees, on behalf of itself and each other Loan Party, that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.21 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instrumentals of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.22 Cashless Settlement.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 9.23 Intercreditor Agreement.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the terms provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement as the Administrative Agent and the Collateral Agent and on behalf of such Lender. Notwithstanding anything herein to the contrary, the terms of this Agreement are expressly subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of the Loan Documents, the terms of the Intercreditor Agreement shall govern. The foregoing provisions are intended as an inducement to the lenders under the Existing Credit Agreement to permit the incurrence of Indebtedness under this Credit Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

SECTION 9.24 Release.

The Borrower and each Subsidiary Guarantor (each, on behalf of itself and its Subsidiaries and Affiliates) and their respective successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under the Borrower or any Subsidiary Guarantor, for their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Administrative Agent, the Collateral Agent and the Lenders, and the Administrative Agent’s, the Collateral Agent’s and each Lender’s respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AAC HOLDINGS, INC., a Nevada Corporation

/s/ Andrew McWilliams
Name: Andrew McWilliams Title: Chief Financial Officer

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Didier Siffer
Name: Didier Siffer Title: Authorized Signatory

By:	/s/ Bryan J. Matthews
Name: Bryan J. Matthews Title: Authorized Signatory

Signature Page – Priming Senior Secured Term Loan Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Didier Siffer
Name: Didier Siffer Title: Authorized Signatory

By:	/s/ Bryan J. Matthews
Name: Bryan J. Matthews Title: Authorized Signatory

Signature Page – Priming Senior Secured Term Loan Credit Agreement